As filed with the Securities and Exchange Commission on November 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALITHYA GROUP INC.

(Exact name of registrant as specified in its charter)

Québec, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alithya Group inc.

700 De La Gauchetière Street West, Suite 2400

Montréal, Québec, Canada H3B 5M2

(Address of Principal Executive Offices, including Zip Code)

Alithya Group inc. Long Term Incentive Plan

Alithya Group inc. Share Purchase Plan

(Full title of the plans)

Alithya USA, Inc.

200 Harvard Mill Square, Suite 210

Wakefield, MA 01880-3209

(781) 246-3343

(Name, address and telephone number of agent for service)

Copy to:

Paul Raymond President and Chief Executive Officer Alithya Group inc. 700 De La Gauchetière Street West, Suite 2400 Montréal, QC, Canada H3B 5M2 (+1) (514) 315-2824	Jason Comerford Osler, Hoskin & Harcourt LLP 620 Eighth Avenue, 36th Floor New York, New York 10018 (212) 991-2533

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A subordinate voting shares, no par value	7,183,044 (2)	U.S.$3.72 (3)	U.S.$26,720,923.68 (3)	U.S.$3,238.58
Class A subordinate voting shares, no par value	1,874,239 (4)	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover such indeterminate number of additional class A subordinate voting shares, no par value (“Common Shares”), of Alithya Group inc. (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Represents (i) 3,683,044 Common Shares available for issuance pursuant to the Alithya Group inc. Long Term Incentive Plan and (ii) 3,500,000 Common Shares that may be purchased by the plan administrator from the secondary market for the account of eligible participants under the Alithya Group inc. Share Purchase Plan (together, the “Plans”).

(3)

Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares as reported by the Nasdaq Stock Market LLC on November 19, 2018.

(4)

Represents the maximum number of Common Shares issuable upon the exercise of awards granted to certain executive officers, directors and employees under the Plans, which were issued in connection with the Registrant’s merger with Edgewater Technology, Inc. consummated on November 1, 2018 and were previously registered on the Registrant’s Form F-4 filed with the Securities and Exchange Commission on September 12, 2018, as amended by Amendment No. 1 on September 26, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing information specified in Part I of Form S-8 will be sent or given to eligible employees of Alithya Group inc. (the “Corporation,” the “Registrant,” “we” or “us”) participating under the Alithya Group inc. Long Term Incentive Plan and the Alithya Group inc. Share Purchase Plan of Alithya Group inc. as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference into Item 3 of Part II of this Registration Statement and other documents required to be delivered to eligible participants pursuant to Rule 428(b) are available without charge. Requests should be directed to Alithya Group inc., 700 De La Gauchetière Street West, Suite 2400 Montréal, QC, Canada H3B 5M2, Attention: Chief Legal Officer and Corporate Secretary, Telephone: (+1) 514.227.6434.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We incorporate by reference the following documents we filed under the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC:

1.	our prospectus/proxy statement filed pursuant to Rule 424(b)(3) (Registration Statement No. 333-227310) with the SEC on September 26, 2018;

2.	supplement no. 1 to our prospectus/proxy statement filed pursuant to Rule 424(b)(3) (Registration Statement No. 333-227310) with the SEC on October 23, 2018;

3.	our Reports on Form 6-K furnished to the SEC on November 2, 2018 and November 14, 2018 (Film No. 181180496); and

4.

the description of our Class A subordinate voting shares, no par value, included in our Registration Statement on Form F-4 (No. 333-227310) filed with the SEC on September 12, 2018, which description is incorporated by reference into our Registration Statement on Form 8-A (File No. 001-38705) filed with the SEC on October 16, 2018 pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents, except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

In accordance with the provisions of the Business Corporations Act (Québec), the by-laws of the Registrant provide that the Registrant may indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity of another group (who is referred to in this document as an indemnifiable person) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person on the exercise of the person’s functions or arising from any investigative or other proceeding in which the person is involved if: (i) the person acted honestly and loyaly in the interest of the Registrant or other group, and (ii) in the case of a proceeding enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful. An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above-mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done. In the case of a derivative action, indemnity may be made only with court approval.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Item	Exhibit

4.1	Articles of incorporation of Alithya Group inc. (incorporated by reference to Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on November 2, 2018).

4.2	By-laws of Alithya Group inc. (incorporated by reference to Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on November 2, 2018).

4.3	Form of Specimen Certificate for common shares of Alithya Group inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-4 (File No. 333-227310) filed with the SEC on September 26, 2018).

4.4*	Alithya Group inc. Long Term Incentive Plan.

4.5*	Alithya Group inc. Share Purchase Plan.

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

23.1*	Consent of Osler, Hoskin & Harcourt LLP (included as part of Exhibit 5.1).

23.2*	Consent of Raymond Chabot Grant Thornton LLP with respect to Alithya Group inc. (f/k/a 9374-8572 Québec Inc.).

23.3*	Consent of Raymond Chabot Grant Thornton LLP with respect to Alithya Group Inc.

23.4*	Consent of BDO USA, LLP with respect to Edgewater Technology, Inc.

24.1*	Power of Attorney of Officers and Directors (included on signature page).

*	filed herewith

Item 9.	Undertakings

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada, on the 20th day of November, 2018.

ALITHYA GROUP INC. (Registrant)

/s/ Paul Raymond
Name:	Paul Raymond
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Raymond and Claude Thibault, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated, on the 20th day of November, 2018.

Signature	Title

/s/ Paul Raymond	President, Chief Executive Officer and Director (Principal Executive Officer)
Paul Raymond

/s/ Claude Thibault	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Claude Thibault

/s/ Pierre Turcotte	Chairman and Director
Pierre Turcotte

/s/ Robert Comeau	Director
Robert Comeau

/s/ François Côté	Director
François Côté

/s/ Ghyslain Rivard	Director
Ghyslain Rivard

/s/ Dana Ungar (Ades-Landy)	Director
Dana Ungar (Ades-Landy)

/s/ Frederick DiSanto	Director
Frederick DiSanto

/s/ Jeffrey Rutherford	Director
Jeffrey Rutherford

/s/ C. Lee Thomas	Director
C. Lee Thomas

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on the 20th day of November, 2018.

ALITHYA USA, INC. (Authorized U.S. Representative)

/s/ Russell Smith
Name:	Russell Smith
Title:	Authorized Signatory